Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form S-1 Registration Statement filed by Surge Holdings, Inc. & Subsidiaries (“the Company”), on or about September 11, 2019, of our report dated March 30, 2019, on the Company’s consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2018 and the related notes.

Very truly yours,

Rodefer Moss & Co, PLLC

We also consent to the reference to us under the heading “Experts” in the prospectus.